Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D with respect to the Class A ordinary shares, par value of $0.519008 per share, and the Class B ordinary shares, par value of $0.519008 per share, of Baijiayun Group Ltd, a Cayman Islands exempted company, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of April 2, 2024.

Jia Jia BaiJiaYun Ltd	By:	/s/ Gangjiang Li
	Name:	Gangjiang Li
	Title:	Director

For and on behalf of Anlaguna Limited, as the sole director of Jia Jia JP Limited	By:	/s/ Cheryl Soh
	Name:	Cheryl Soh
	Title:	Authorized Signatory

For and on behalf of Anlaguna Limited, as the sole director of Jia Jia JP Limited	By:	/s/ Carrie Tan
	Name:	Carrie Tan
	Title:	Authorized Signatory

Jia Jia Ltd	By:	/s/ Gangjiang Li
	Name:	Gangjiang Li
	Title:	Director

Gangjiang Li	By:	/s/ Gangjiang Li